Exhibit 10.1

SECOND FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

THIS SECOND FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of July 25, 2025, is entered into by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer.

RECITALS

WHEREAS, the Borrower, the Lenders from time-to-time party thereto, the Administrative Agent, and the L/C Issuer are parties to that certain Third Amended and Restated Credit Agreement, dated as of July 12, 2022 (as amended, modified, extended, restated, replaced, or supplemented in writing from time to time, the “Credit Agreement”).

WHEREAS, on May 7, 2025, the Borrower indicated in an 8-K filing that it intended to delay the filing of its 2025 Form 10-Q as a result of concerns about financing, accounting, and inventory practices at one of its Subsidiaries, Lugano Holding, Inc. (“Lugano”), and irregularities identified in sales, cost of sales, inventory, and accounts receivable recorded by Lugano. The Borrower has also provided notice to the Administrative Agent advising of the existence of potential Defaults and/or Events of Default in connection therewith, including, without limitation, an Event of Default for failure to deliver financial statements as required under Section 6.01(b) of the Credit Agreement (collectively, the “Lugano Events of Default”).

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to forbear from exercising their rights and remedies arising under the Loan Documents and applicable Laws as a result of the Lugano Events of Default during the Forbearance Period.

WHEREAS, the Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Financial Advisor” has the meaning set forth in Section 13.

“Administrative Fees” has the meaning set forth in Section 4.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Cash Flow Forecast” has the meaning set forth in Section 9(a).

“Consenting Lender” and “Consenting Lenders” have the meanings set forth in Section 4.

“Credit Agreement” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in Section 15.

“Forbearance Period” means the period from the Effective Date to (but excluding) the earliest date that a Forbearance Termination Event occurs.

“Forbearance Termination Event” means the earliest of the following to occur: (a) any Event of Default other than an Event of Default constituting Lugano Event of Default; (b) the breach by the Borrower of any covenant or provision of this Agreement; (c) a declaration by the trustee or the requisite holders of the 2029 Senior Unsecured Notes of any default or event of default under the Indenture dated as of March 23, 2021 between the Borrower and U.S. Bank National Association, as trustee, for which the trustee and the requisite noteholders have not entered into a forbearance agreement with the Borrower within five (5) Business Days after the date of such declaration; (d) the declaration by the trustee or the requisite holders of the 2032 Senior Unsecured Notes of any default or event of default under the Indenture dated as of November 27, 2021 between the Borrower and U.S. Bank National Association, as trustee, for which the trustee and the requisite noteholders have not entered into a forbearance agreement with the Borrower within five (5) Business Days after the date of such declaration; and (e) 11:59 p.m. (Eastern time) on October 24, 2025.

“Initial Specified Borrowings” has the meaning set forth in Section 6(a).

“Lugano” has the meaning set forth in the Recitals.

“Lugano Events of Default” has the meaning set forth in the Recitals.

“Released Party” has the meaning set forth in Section 17.

“Specified Borrowings” has the meaning set forth in Section 6(a).

2. Estoppel. The Borrower hereby acknowledges and agrees that, as of the close of business on July 24, 2025, (a) the aggregate outstanding principal amount of the Revolving Loans was $22,000,000.00, (b) the aggregate outstanding principal amount of the Term Loans was $567,500,000.00, (c) the aggregate outstanding principal amount of the Swing Line Loans was $0.00, (d) the aggregate outstanding principal amount of the Incremental Delayed Draw Term Loan was $0.00 and (e) the L/C Obligations were $3,282,500.00, each of which constitutes a valid and subsisting obligation of the Borrower owed to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

3. Consent, Acknowledgement and Reaffirmation. The Borrower hereby: (a) acknowledges that (i) the Lugano Events of Default have occurred, or are anticipated to occur, and have not been waived, and (ii) no Default or Event of Default is being waived pursuant to this Agreement; (b) acknowledges and consents to this Agreement and the terms and provisions hereof; (c) reaffirms the covenants and agreements contained in each Loan Document, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (d) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens; and (e) confirms that each Loan Document is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects.

4. Administrative Fees. In consideration of the written consent of the Lenders that have delivered a duly executed signature page to this Agreement to the Administrative Agent by 12:00 p.m. (Eastern time) on July 25, 2025 (or such later time as may be agreed to by the Borrower and the Administrative Agent) (each a “Consenting Lender” and collectively, the “Consenting Lenders”), the Borrower shall pay to the Administrative Agent, for the account of each Consenting Lender, an administrative fee in the amount $35,000 payable to each Consenting Lender (collectively, the “Administrative Fees”). The Administrative Fees shall be fully earned, non-refundable and due and payable as of the Effective Date and shall not be applied to reduce the Obligations.

5. Forbearance.
(a) Forbearance. Subject to the terms and conditions set forth herein, the Administrative Agent, the L/C Issuer, and the Lenders shall, during the Forbearance Period, forbear from exercising any and all of the rights and remedies available to them under the Loan Documents and applicable Laws, but only to the extent that such rights and remedies arise exclusively as a result of the existence of the Lugano Events of Default; provided, however, that (i) the Administrative Agent, the L/C Issuer, and the Lenders shall be free to exercise any or all of their rights and remedies arising on account of the Lugano Events of Default at any time upon or after the occurrence of a Forbearance Termination Event and (ii) the Lugano Events of Default shall continue to exist and apply for all purposes and provisions under the Loan Documents, including those provisions, conditions, requirements, rights, and obligations that are dependent upon the absence of any Default or Event of Default.
(b) Forbearance Period. Nothing set forth herein or contemplated hereby is intended to constitute an agreement by the Administrative Agent, the L/C Issuer, or any Lender to forbear from exercising any of the rights or remedies available to the Administrative Agent, the L/C Issuer, and the Lenders under the Loan Documents or applicable Laws (all of which rights and remedies are hereby expressly reserved by the Administrative Agent, the L/C Issuer, and the Lenders) upon or after the occurrence of a Forbearance Termination Event.

6. Borrowings During Forbearance Period.
(a) Notwithstanding the occurrence and continuance of the Lugano Events of Default, during the Forbearance Period the Lenders would honor Requests for Credit Extensions for Revolving Loans composed of Term SOFR Loans with an Applicable Rate of 2.50% per annum and an Interest Period of one (1) month (the “Initial Specified Borrowings”); provided, that the Borrower shall not request, and the Lenders shall have no obligation to make, any Initial Specified Borrowing that shall cause the aggregate Revolving Credit Exposures of the Lenders to exceed $60,000,000 (inclusive of the outstanding L/C Obligations in the amount of $3,282,500.00 as of the Effective Date). During the Forbearance Period additional Revolving Loans in an aggregate amount not to exceed $10,000,000 (together with the Initial Specified Borrowings, collectively the “Specified Borrowings”) may be made available at the discretion of the Required Lenders subject to (i) delivery of Requests for Credit Extensions by the Borrower for such additional Revolving Loans and (ii) delivery by the Borrower of any supporting reports or other information reasonably requested by the Administrative Agent demonstrating the need for the additional Revolving Loans. The Borrower shall use the funds advanced pursuant to a Specified Borrowing for working capital, capital expenditures, general corporate purposes and any other purpose of the Borrower not otherwise prohibited under the Credit Agreement.
(b) The Consenting Lenders, constituting the Required Lenders, hereby agree solely in respect of the Specified Borrowings that (i) the condition precedent set forth in Section 4.02(a) of the Credit Agreement shall be qualified to the extent any representations and warranties referred to therein relate to the absence of any Default or Event of Default, and (ii) the condition precedent set forth in Section 4.02(b) of the Credit Agreement shall be deemed waived.
(c) The waivers and qualifications of any Lender set forth herein shall not be deemed to modify or affect the obligations of the Borrower to comply with each and every obligation, covenant, duty, and agreement under the Loan Documents, in each case as amended by this Agreement. Such waivers and qualifications shall be limited exclusively to the Lugano Events of Default during the Forbearance Period and shall not be construed to be a waiver of, or in any way obligate the Lenders to waive, any other Default or Event of Default that may have occurred or that may occur from and after the Effective Date. Nothing set forth herein or contemplated hereby is intended to constitute an agreement by the Administrative Agent, the L/C Issuer, or any Lender to waive or forbear from exercising any of the rights or remedies available to the Administrative Agent, the L/C Issuer, or the Lenders under the Loan Documents or applicable laws (all of which rights and remedies are hereby expressly reserved) with respect to any Default or Events of Default (including, without limitation, the Lugano Events of Default) upon or after the occurrence of a Forbearance Termination Event.
7. Restricted Payments During Forbearance Period. Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary (including any other provision set forth in Section 7.06(g)), solely during the Forbearance Period the Borrower may make Restricted Payments pursuant to Section 7.06(g) of the Credit Agreement if after giving effect thereto and the incurrence of any Indebtedness in connection therewith the sum of (a) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (b) Unused Borrowing Availability (based upon the limitations on borrowing availability set forth in Section 6(a)) is not less than $10,000,000.

8. Accrual of Interest During Forbearance Period. Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary, during the Forbearance Period all Term SOFR Loans, Base Rate Loans, Letter of Credit Fees, and Commitment Fees under the Credit Agreement or any other Loan Document shall accrue at the level of Pricing Tier 5 set forth in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement.

9. Additional Reporting. In addition to all existing reporting requirements under the Credit Agreement and the other Loan Documents, the Borrower shall deliver to the Administrative Agent, for distribution to the Lenders, in each case in form and detail reasonably satisfactory to the Administrative Agent:

(a) on the first Business Day of each week a rolling 13-week forecast of cash flows for the Borrower as of the last day of the immediately preceding week (each a “Cash Flow Forecast”); and
(b) on the first Business Day of each week a variance report showing a comparison of the previous week’s actual cash flows for the Borrower to the most recently previously delivered Cash Flow Forecast in both dollar and percentage units, together with a written explanation of any variance (positive or negative) for any line item that exceeds ten percent (10%) on a line item (provided that such variance is greater than $100,000 on any line item) or on a cumulative basis.
10. Lender Updates. The Borrower shall make certain representatives of the Borrower and its advisors, as reasonably requested by the Administrative Agent, available to the Administrative Agent and the Lenders for periodic conference calls to be held on dates and at times as determined by the Administrative Agent in its sole discretion to provide updates regarding the business operations of the Borrower and its Subsidiaries as well as the investigations regarding Lugano.
11. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a) Section 1.01 is hereby amended to add the following definition in its appropriate alphabetical order:
“Third Amendment” means that certain Second Forbearance Agreement and Third Amendment to Credit Agreement dated as of July 25, 2025, by and among the Borrower, the Lenders, the Administrative Agent and the L/C Issuer.
(b) The following definitions in Section 1.01 are hereby amended to read as follows:
“Lugano Events of Default” has the meaning specified in the Third Amendment.
(c) Section 7.06(d) of the Credit Agreement is hereby amended by replacing the proviso at the end of such Section with the following proviso:
provided, that prior to the waiver or other resolution of the Lugano Events of Default the (i) Borrower shall not pay Management Fees to the Manager in an aggregate amount in excess of $5,000,000 per fiscal quarter and (ii) the Portfolio Companies shall not pay management fees to the Manager in an aggregate amount in excess of $2,000,000 per fiscal quarter (provided, for the avoidance of doubt, such payments by Portfolio Companies shall not limit the payments by Borrower allowed by subsection (i) hereof), which payments shall be made in the ordinary course of business consistent with past practice;
(d) Section 7.11 of the Credit Agreement is hereby amended by replacing the paragraph at the end of such Section with the following paragraph:
Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 8.01), no Default or Event of Default shall occur under this Agreement or any other Loan Document based upon the Borrower’s failure to comply with any financial covenant set forth in this Section 7.11 for the fiscal quarters ending June 30, 2025 and September 30, 2025.

12. Post-Closing Matters. The Borrower shall deliver to the Administrative Agent:
(a) on or before September 30, 2025 (or such later date as may be agreed to by the Administrative Agent, provided that such date may not be extended for not more than ten (10) days), (i) the restated audited financials required under Section 6.01(a)(i) of the Credit Agreement for the fiscal year ended December 31, 2024 and any other fiscal years for which restated financials are prepared, together with restated calculations of financial covenants for each restated period for which Compliance Certificates were required to be delivered, and (ii) the financials required under Section 6.01(b) of the Credit Agreement for the month ended June 30, 2025;
(b) together with the monthly financials required under Section 6.01(b) of the Credit Agreement, comparable year-to-date figures with sufficient detail for the Lenders to calculate trailing twelve month EBITDA (excluding Lugano) commencing with the month ending July 31, 2025;
(c) on or before October 10, 2025 (or such later date as may be agreed to by the Administrative Agent) updated financial projections for the Borrower (excluding Lugano) prepared by management of the Borrower, in form and detail satisfactory to the Administrative Agent; and
(d) on or before October 10, 2025, provide an updated report prepared by the Borrower, with input from its advisors outlining the proposed actions to be taken by the Borrower (including, without limitation, specific actions, if any, to address the financial reporting of Lugano Holding, Inc., estimated timelines, responsible officers for overseeing implementation of such actions, and amounts and timing of additional equity to be infused to fund a turnaround plan, if any), such report to be in form and containing such detail as is reasonably acceptable to the Administrative Agent; and; provided, however, that notwithstanding anything to the contrary in this Section 12(d), such report need not include any information that would be subject to legal privilege.

13. Administrative Agent’s Financial Advisor. The Administrative Agent, through its counsel, has retained FTI Consulting, LLC, as financial advisor to the Administrative Agent (the “Administrative Agent’s Financial Advisor”), to monitor the Borrower’s financial and operational performance. The Borrower shall cooperate with the Administrative Agent’s Financial Advisor and provide the Administrative Agent’s Financial Advisor with reasonable access to the Borrower’s facilities, books and records, officers and consultants and to any information reasonably necessary for the Administrative Agent’s Financial Advisor to perform the services within the scope of its engagement; provided, however, that notwithstanding anything to the contrary in this Section 13, such access need not include any access to information that would be subject to legal privilege.
14. Fees and Expenses. Without in any way limiting the obligations of the Borrower under the Loan Documents, including without limitation Section 10.04 of the Credit Agreement, the Borrower shall, within three (3) Business Days after written demand therefor, reimburse the Administrative Agent and any Lender for all of its documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of (i) Moore & Van Allen PLLC, as counsel to the Administrative Agent, (ii) the Administrative Agent’s Financial Advisor, and (iii) counsel to any Lender).

15. Conditions Precedent. This Agreement shall be effective on the date (the “Effective Date”) that each of the following conditions have been satisfied as determined by the Administrative Agent in its reasonable discretion, or waived by the Administrative Agent in its sole discretion:
(a) Executed Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by each of the Borrower, the Lenders constituting the Required Lenders, and the Administrative Agent.
(b) Administrative Fees. The Administrative Agent shall have received payment of the Administrative Fees for the benefit of the Consenting Lenders.
(c) Officer’s Certificate, Authorizing Resolutions, and Incumbencies. The Administrative Agent shall have received certificates of resolutions or other action, incumbency certificates, and/or other certificates of the Secretary, Assistant Secretary, or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Administrative Agent, of the Borrower, dated as of the Effective Date, reflecting the transactions contemplated by this Agreement and in form reasonably satisfactory to the Administrative Agent; provided, that to the extent none of the foregoing has changed since they were most recently delivered to the Administrative Agent for the Borrower, then the Borrower may deliver a customary, short-form “bring down” certificate.
(d) Fees and Expenses. The Administrative Agent shall have received reimbursement from the Borrower for all documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of (i) Moore & Van Allen PLLC, as counsel to the Administrative Agent, and (ii) the Administrative Agent’s Financial Advisor, in each case through the Effective Date and to the extent invoiced to the Borrower at least one (1) Business Day prior to the Effective Date), except to the extent otherwise agreed by the Administrative Agent.
16. Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
(a) The Borrower has the requisite power and authority and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.
(b) This Agreement has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against such Person in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.
(c) The execution, delivery, and performance by the Borrower of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require, as a condition to the effectiveness thereof, any registration with, consent, or approval of, or notice to, or other action to, with, or by, any Governmental Authority except (i) to the extent already obtained, (ii) for filings necessary to perfect, and/or maintain the perfection of, the Liens created under the Loan Documents or (iii) for filings, recordings, or consents where failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(d) After giving effect to this Agreement: (i) the representations and warranties of the Borrower set forth in the Loan Documents (other than the representations and warranties set forth in Section 5.05, Section 5.06, Section 5.07, and Section 5.16 of the Credit Agreement, solely as they relate to the Lugano Events of Default) are true and correct in all material respects (but without duplication of any existing materiality qualifiers) on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (in which case they are true, accurate and complete in all material respects (but without duplication of any existing materiality qualifiers) as of such earlier date); and (ii) no Default or Event of Default (other than any Lugano Event of Default) exists on and as of the Effective Date.
If any representation and warranty set forth in this Section is incorrect in any material respect, then such incorrect representation and warranty shall constitute a new and immediate Forbearance Termination Event without regard to any otherwise applicable notice, cure, or grace period.

17. Release. The Borrower hereby releases and forever discharges the Administrative Agent, the Swing Line Lender, the L/C Issuer, each Lender, and each of their respective predecessors, successors, assigns, and Related Parties (each and every of the foregoing, a “Released Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions, and causes of action of any nature whatsoever, in each case through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, whether liquidated or unliquidated, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, which the Borrower may have or claim to have against any Released Party.

18. No Actions, Claims. The Borrower hereby represents, warrants, acknowledges, and confirms that the Borrower has no knowledge of any action, cause of action, claim, demand, damage, or liability of whatever kind or nature, in law or in equity, against any Released Party arising from any action by such Person, or failure of such Person to act, in any way on or prior to the date hereof.

19. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Administrative Agent or the Lenders under the Loan Documents or constitute a waiver or amendment of any provision of the Loan Documents. The breach of any covenant or provision of this Agreement shall constitute an immediate Forbearance Termination Event and this Agreement shall constitute a Loan Document.

20. No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon the Borrower. No other Person shall have or be entitled to assert rights or benefits under this Agreement, other than any non-party Released Party with respect to Section 17 and Section 18 hereof (which Persons are intended to be third party beneficiaries of this Agreement).

21. Entirety. This Agreement, the Credit Agreement, and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement, the Credit Agreement, and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

22. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.
23. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, consent to service of process, and waiver of jury trial provisions contained in Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.
24. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.
25. Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Except as otherwise provided in this Agreement, if any provision contained in this Agreement conflicts with, or is inconsistent with, any provision in any Loan Document, then the provision contained in this Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Stephen Keller
	Name:	Stephen Keller
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Kelly Weaver
	Name:	Kelly Weaver
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, the L/C Issuer and Swing Line Lender

	By:	/s/ Timothy J. Waltman
	Name:	Timothy J. Waltman
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Judy Marsh
Name:	Judy Marsh
Title:	Authorized Officer

TD BANK, N.A.,
as a Lender

By:	/s/ M. Bernadette Collins
Name:	M. Bernadette Collins
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark J. Hattling
Name:	Mark J. Hattling
Title:	Senior Vice President

CIBC BANK USA,
as a Lender

By:	/s/ Jeff Groenewold
Name:	Jeff Groenewold
Title:	Managing Director

TRUIST BANK,
as a Lender

/s/ Ryan K. Michael
Ryan K. Michael
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick McGovern
Name:	Patrick McGovern
Title:	Senior Vice President

Acknowledged and agreed solely in respect of payment of the Management Fees as set forth in Section 11(c) of this Agreement.

COMPASS GROUP MANAGEMENT LLC,
as Manager

By:	/s/ Elias J. Sabo
Name:	Elias J. Sabo
Title:	Sole Manager